Exhibit 10.1

TERMINATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Termination Agreement and General Release (the “Agreement”) by and between Quantum Corporation, a Delaware corporation (“Quantum” or “Company”), and Howard L. Matthews III (“Mr. Matthews”), collectively, (the “Parties”).

WHEREAS, the Company and Mr. Matthews have agreed to amicably end the employment relationship in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth herein the Parties agree as follows.

1. Definition of Parties: References in this Agreement to “Quantum” shall include any and all parent, subsidiary and affiliated corporations and business entities and all shareholders, officers, directors, agents, managers, representatives, attorneys, and successors and assigns of those corporations and entities. References in this Agreement to Howard L. Matthews, III or Mr. Matthews shall include all of his representatives, attorneys, heirs, and successors and assigns.

2. Quantum’s Consideration For Agreement: Quantum agrees to provide Mr. Matthews with the following benefits. These benefits are in addition to any payments or benefits for which Mr. Matthews is otherwise eligible as a result of the termination of his employment:

a) Severance Pay.

Quantum agrees to pay Mr. Matthews the sum of Three Hundred Fifty Thousand Four dollars and no cents ($350,004.00), which represents his base salary for a 52-week period. This amount shall be paid by check in a single lump sum less all regular payroll deductions on the Effective Date.

b) Benefit Continuation.

If Mr. Matthews is enrolled in a medical, dental, vision or Employee Assistance Program (EAP) plan sponsored by Quantum on the Termination Date, he shall be entitled to continuation of such benefits at no additional cost to him through COBRA for the period of time beginning on the Termination Date and ending twelve months thereafter (the “Benefit Continuation Period”). The first two months of benefit premiums will be paid directly by Quantum and will end June 30, 2007. Quantum will then compensate Mr. Matthews in cash equivalent (grossed-up for taxes) for the payment of his current health benefit premiums for an additional ten months and, if Mr. Matthews chooses to do so, he may use these funds to continue benefits under COBRA. Thereafter, he has the option to continue coverage for the remainder of the COBRA period at his own cost.

c) Quantum shall continue Mr. Matthews’s group-term life insurance coverage in effect at the time of the Termination Date for sixty (60) days following the Termination Date. If Mr. Matthews fails to make timely payment of his costs for such coverage, such coverage shall terminate effective as of the first day of the period for which timely payment was not received.

d) Outplacement.

Quantum agrees to provide Mr. Matthews with an executive-level outplacement program through Right Management Consultants, for a period of up to six (6) months following Mr. Matthews’s last day of regular employment. The cost of this service is to be billed directly to Quantum.

e) Stock Options.

Pursuant to Mr. Matthews’s new hire offer letter, Quantum agrees to fully vest one-half of Mr. Matthews’s outstanding stock options that are unvested as of the Termination Date. The number of such unvested stock options that shall become fully vested on the Termination Date is 456,250. This additional vesting shall apply proportionately to each outstanding stock option grant. In addition to the vesting of these stock options, Quantum agrees to extend the post-termination stock option exercise period to December 31, 2007 for all of Mr. Matthews’s stock options that are, or become, vested as of the Termination Date.

f) Restricted Shares and Restricted Stock Units.

Quantum agrees to vest one-half of Mr. Matthews’s outstanding and unvested restricted shares and restricted stock units as of the Termination Date. The number of such unvested restricted shares and restricted stock units that shall become fully vested as of the Termination Date is 102,500 shares.

3. Mr. Matthews’s Last Day of Regular Employment: Mr. Matthews’s last day of active regular employment at Quantum shall be March 31, 2007; thereafter, Mr. Matthews shall be placed on inactive status until such time as the Termination Date occurs. During this period of inactive status Mr. Matthews will receive continuation pay. Mr. Matthews’s Termination Date is currently April 30, 2007. With the prior consent of Mr. Matthews, Quantum reserves the right to reschedule or change the Termination Date without additional consideration.

4. Mr. Matthews’s Waiver of All Legal Claims: In consideration for the payments and promises described above, Mr. Matthews does hereby completely release and forever discharge Quantum from all claims, rights, obligations, and causes of action of any and every kind and character, known or unknown, which Mr. Matthews may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during that relationship, or the termination of that relationship.

This release includes but is not limited to: a) all “wrongful discharge” or “wrongful termination” claims; b) all claims relating to any contracts of employment, express or implied; c) all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney’s fees and costs; and f) by way of example only and not limitation, this Agreement covers and discharges the following: (i) claims under the Age Discrimination in Employment Act of 1967, as amended; (ii) claims under the False Claims Act (31 USC §3730), including, but not limited to, any right an award under its “qui tam” provisions; (iii) claims arising from any alleged violation by Employer or any agent, employee or other affiliated person or entity, of any federal, state, or local statutes, regulations, ordinances or common laws; and (iv) claims involving continuing or future effects arising out of or resulting from any actions, practices or conditions which occurred or arose prior to the effective date of this Agreement.

5. Confidentiality and Nondisclosure:

(a) Nondisclosure: Mr. Matthews further recognizes and agrees that all Company Proprietary Information is and shall be the sole property of the Company. As such Mr. Matthews agrees to hold all Proprietary Information in strictest confidence and not directly or indirectly use or disclose it to anyone even after termination of Mr. Matthews’s employment, unless such disclosure is expressly authorized by an officer of the Company in writing or required by a court of competent jurisdiction.

(b) As used in this Agreement, the term Proprietary Information means any information held in confidence by the Company for the purpose of gaining a competitive or business advantage. Proprietary Information includes, but is not limited to, all (1) information regarding Company patent applications, trade secrets, trademarks, copyrightable works, and inventions (whether or not patentable), including but not limited to mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, research, development, designs, techniques (referred to collectively as “Inventions”); (2) manufacturing techniques and procedures, production controls, processes, new products, marketing, selling and business plans, budgets, projections, or results, unpublished financial information, licenses, prices, costs, suppliers and customers; (3) information regarding the skills and compensation of Mr. Matthews; and (4) information acquired or created by Mr. Matthews during the period of his employment by the Company, whether or not during working hours, which references or incorporates any or all of the Proprietary Information.

6. Employee Acknowledgment of Civil Code § 1542: Mr. Matthews states that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Matthews understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, Mr. Matthews nevertheless hereby voluntarily elects to, and does, waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, from the subject of this Agreement.

7. Unemployment Compensation: The parties agree that the termination of Mr. Matthews’s employment by Quantum should be considered an involuntary termination for purposes of determining Mr. Matthews’s eligibility for unemployment compensation benefits, subject to the ultimate determination of eligibility for benefits by the applicable governmental agencies.

8. Non-Admission Clause: Nothing in this Agreement shall be construed as an admission by Quantum of any wrongdoing by the Company or any liability arising from the subjects covered in this Agreement.

9. Entire Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. Mr. Matthews expressly warrants that: a) he has read and fully understands this Agreement; b) he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; c) he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and d) he is executing this Agreement voluntarily, free of any duress or coercion.

10. Effective Date: This Agreement shall become effective on the eighth (8th) day following the date on which Mr. Matthews signs it (the “Effective Date”). It is understood that Mr. Matthews may revoke his consent to this Agreement in the seven day period following the date on which he signs the Agreement.

11. Compliance with Older Workers Benefit Protection Act: Mr. Matthews acknowledges that Quantum has advised him: a) that he should consult with an attorney prior to signing this Agreement; b) that he has twenty-one (21) days in which to consider whether he should sign this Agreement; c) that if he signs this Agreement, he will be given seven (7) days following the date in which he signs to revoke the Agreement and it would not be effective until after this seven-day period had lapsed; and d) has disclosed in Exhibit A the job titles and ages (but not names) of persons selected for layoff and those retained in Mr. Matthews’s same job classification or department unit.

12. Return of Property: To the extent he has not already done so, Mr. Matthews shall upon his last day of regular employment, return to Quantum, all Quantum property, including all keys, credit cards, files, documents, business records, customer records, computer discs, computer, telephone and other Quantum property and assets that may be in his possession or control.

13. Non-solicitation of Company Employees: Mr. Matthews agrees that for the period of one (1) year after the date of termination of employment, Mr. Matthews will not directly or indirectly induce or solicit any employees of the Company to leave the Company’s employ.

14. Non-Disparagement: Mr. Matthews agrees not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage Quantum its officers, directors, advisors, businesses or reputations. Quantum agrees that it will not make statements or representations, or take any action which may, directly or indirectly, disparage Mr. Matthews or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Mr. Matthews or Quantum from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

15. Construction of Agreement: This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. This Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually agreeable compromise.

16. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

17. Governing Law: This Agreement will be governed by and construed according to the laws of the State of California, without regard to those provisions relating to selection and conflict of laws.

Acknowledged and Agreed:

Dated: March 9, 2007	/s/ Barbara Barrett
Barbara Barrett
For Quantum Corporation

Dated: March 9, 2007	/s/ Howard L. Mathews, III
Howard L. Matthews, III